Exhibit 10(iii)28

AMENDMENT TO
EMPLOYMENT AGREEMENT

          The Amended and Restated Employment Agreement dated as of January 1, 2008 between CH Energy Group, Inc. and ___________________ (the “Agreement”) is amended, effective as of December 31, 2008, as follows:

          1.          Section 2(c) of the Agreement is hereby replaced and superseded in its entirety as follows:

              “(c)     “Effective Date” means the first date during the Change of Control Period (as defined in Section 2(d)) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if (i) the Executive’s employment with Energy Group is terminated by Energy Group, (ii) the Date of Termination is prior to the date on which a Change of Control occurs, and (iii) it is reasonably demonstrated by the Executive that such termination of employment (A) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement, the “Effective Date” means the date immediately prior to such Date of Termination, and the Executive shall be entitled to all payments and benefits under this Agreement as though the Executive had been terminated without Cause (as defined herein) during the Employment Period.”

2. Except as explicitly set forth herein, the Agreement will remain in full force and effect.

CH ENERGY GROUP, INC.	EXECUTIVE

By:

Steven V. Lant
Chairman of the Board, President &
Chief Executive Officer